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                                  Exhibit 14.1

                                 CODE OF ETHICS
                                       FOR
                            SENIOR FINANCIAL OFFICERS

Section 1.        PURPOSE.

                  The Board of Directors (the "Board") of Asta Funding, Inc. (the "Company") has adopted the following Code of Ethics (the "Code") to apply to the Company's Chief Executive Officer; Chief Financial Officer; Chief Accounting Officer; Controller; and Treasurer (the "Senior Financial Officers"). This Code is intended to focus Senior Financial Officers on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.


                  No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. Senior Financial Officers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

Section 2.        INTRODUCTION

                  Each Senior Financial Officer is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way Senior Financial Officers conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Senior Financial Officers are expected to be guided by the following principles in carrying out their responsibilities.

         - Loyalty. Senior Financial Officers should not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

         - Compliance with Applicable Laws. Senior Financial Officers are expected to comply with all laws, rules and regulations applicable to the Company's activities.

         - Observance of Ethical Standards. Senior Financial Officers must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.


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Section 3.        INTEGRITY OF RECORDS AND FINANCIAL REPORTING.

                  Senior Financial Officers are responsible for the accurate and reliable preparation and maintenance of the Company's financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company's financial, legal and reporting obligations. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. Senior Financial Officers are responsible for establishing and maintaining adequate disclosure controls and procedures, and internal controls and procedures, including procedures that are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data with care and honesty.

                  Senior Financial Officers shall immediately bring to the attention of the Audit Committee any information they may have concerning:

         (a) Defects, deficiencies, or discrepancies related to the design or operation of internal controls which may affect the Company's ability to accurately record, process, summarize, report and disclose its financial data or

         (b) Any fraud, whether or not material, that involves management or other employees who have roles in the Company's financial reporting, disclosures or internal controls.

Section 4.        CONFLICT OF INTEREST.

                  Senior Financial Officers must avoid any conflicts of interest between themselves and the Company. Any situation that involves, or may involve, a conflict of interest with the Company, should be disclosed promptly to the Chair of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

                  A "conflict of interest" can occur when an individual's personal interest is adverse to - or may appear to be adverse to - the interests of the Company as a whole. Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

                  This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which Senior Financial Officers must refrain, however, are set forth below:

         - Improper conduct and activities. Senior Financial Officers may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has, or proposes to enter into, a business or contractual relationship.

         - Compensation from non-Company sources. Senior Financial Officers may not accept compensation for services performed for the Company from any source other than the Company. Senior Financial Officers should obtain the approval of the Audit Committee prior to accepting any paid employment or consulting position with another entity.

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         -        Gifts. Senior Financial Officers and members of their
                  immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence their actions in their position with the Company, or where acceptance of the gifts could create the appearance of a conflict of interest.

         - Personal use of Company assets. Senior Financial Officers may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

         - Financial Interests in other Businesses. Senior Financial Officers should avoid having an ownership interest in any other enterprises, such as a customer, supplier or competitor, if that interest compromises the officer's loyalty to the Company.

Section 5.        CORPORATE OPPORTUNITIES.

Senior Financial Officers are prohibited from: (a) taking for themselves personally opportunities related to the Company's business without first presenting those opportunities to the Company and obtaining approval from the Board; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

Section 6.        CONFIDENTIALITY.

                  Senior Financial Officers should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business or finances, customers or suppliers that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business or finances, customers or suppliers.

Section 7.        COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

Senior Financial Officers shall comply with laws, rules and regulations applicable to the Company, including insider trading laws, and all other Company policies. Transactions in Company securities are governed by the Company's Insider Trading Policy.

Section 8.        ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL
                  BEHAVIOR.

                  Senior Financial Officers must promote ethical behavior and create a culture of ethical compliance. Senior Financial Officers should foster an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and
(c) informs employees that the Company will not allow retaliation for reports made in good faith.

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Section 9.        CONCLUSION.

                  Senior Financial Officers should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee. The Board or a person or persons designated by the Board will investigate violations, and appropriate disciplinary action will be taken by the Board in the event of any violation of the Code, up to and including termination. Only the Audit Committee may grant any waivers of this policy.